UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:     033-71542
                                                               -----------------

                          MALAN REALTY INVESTORS, INC.
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             (Exact name of registrant as specified in its charter)

    30200 Telegraph Road, Suite 105, Bingham Farms, Michigan, (248) 644-7110
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $.01 Per Share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [_]           Rule 12h-3(b)(1)(i)     [_]
    Rule 12g-4(a)(1)(ii)   [_]           Rule 12h-3(b)(1)(ii)    [_]
    Rule 12g-4(a)(2)(i)    [_]           Rule 12h-3(b)(2)(i)     [_]
    Rule 12g-4(a)(2)(ii)   [_]           Rule 12h-3(b)(2)(ii)    [_]
                                         Rule 15d-6              [X]

Approximate number of holders of record as of the
certification or notice date:                                  0
                             ---------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Malan Realty Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  August 30, 2004               By:     /s/ Melinda H. Hale
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                                             Melinda H. Hale, Acting Chief
                                                Financial Officer